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Exhibit 99(g)

Consolidated Statements of Shareholders' Equity

THE ST. PAUL COMPANIES

	Year Ended December 31
	2001	2000	1999
	(In Millions)
PREFERRED SHAREHOLDERS' EQUITY
SOP convertible preferred stock:
Beginning of year	$117	$129	$134
Redemptions during the year	(6)	(12)	(5)

End of year	111	117	129

Guaranteed obligation—SOP:
Beginning of year	(68)	(105)	(119)
Principal payments	15	37	14

End of year	(53)	(68)	(105)

Total Preferred Shareholders' Equity	58	49	24

COMMON SHAREHOLDERS' EQUITY
Common stock:
Beginning of year	2,238	2,079	2,128
Stock issued:
Stock incentive plans	67	95	37
Preferred shares redeemed	13	23	9
Conversion of company-obligated preferred securities	—	207	—
Reacquired common shares	(135)	(170)	(102)
Other	9	4	7

End of year	2,192	2,238	2,079

Retained earnings:
Beginning of year	4,243	3,827	3,480
Net income (loss)	(1,088)	993	834
Dividends declared on common stock	(235)	(232)	(235)
Dividends declared on preferred stock, net of taxes	(9)	(8)	(8)
Reacquired common shares	(454)	(366)	(254)
Other changes	43	29	10

End of year	2,500	4,243	3,827

Unrealized appreciation on investments, net of taxes:
Beginning of year	765	568	1,027
Change for the year	(323)	197	(459)

End of year	442	765	568

Unrealized loss on foreign currency translation, net of taxes:
Beginning of year	(68)	(26)	(14)
Currency translation adjustments	(8)	(42)	(12)

End of year	(76)	(68)	(26)

Unrealized loss on derivatives, net of taxes:
Beginning of year	—	—	—
Change during the period	(2)	—	—

End of year	(2)	—	—

Total Common Shareholders' Equity	5,056	7,178	6,448

Total Shareholders' Equity	$5,114	$7,227	$6,472

See notes to consolidated financial statements.

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Consolidated Statements of Shareholders' Equity THE ST. PAUL COMPANIES